Exhibit 5.1

November 14, 2006	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
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ProLogis
4545 Airport Way
Denver, Colorado 80239

Re:	ProLogis Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to ProLogis, a Maryland real estate investment trust (“ProLogis”), in connection with (i) an offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of ProLogis’s Debt Securities, and the corporate proceedings taken in connection therewith and (ii) the issuance of $550 million aggregate principal amount of 5.625% Notes due 2016 (the “Notes”). The Notes are to be issued (1) under the Indenture dated as of March 1, 1995, between ProLogis and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, as supplemented by a First Supplemental Indenture, dated February 9, 2005, a Second Supplemental Indenture, dated November 2, 2005, and a Third Supplemental Indenture, dated November 2, 2005 (collectively, the “Indenture”), and (2) subject to an Underwriting Agreement, dated November 9, 2006, among ProLogis, Banc of America Securities LLC, Citigroup Global Markets Inc., and Greenwich Capital Markets, Inc., as representatives of the several underwriters named in Schedule A thereto (the “Underwriting Agreement”).
     We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of a Registration Statement on Form S-3, as amended (File No. 333-132616) (the “Registration Statement”), relating to the Debt Securities of which the Notes are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Underwriting Agreement; (ii) the Registration Statement (File No. 333-132616); (iii) the prospectus as supplemented relating to the Notes; (iv) the Indenture; (v) the form of the Notes; and (vi) an officers’ certificate establishing the terms of the Notes pursuant to the Indenture. The Notes are registered on Registration Statement No. 333-132616. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from ProLogis or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion.
     As special counsel to ProLogis, we have examined originals or copies certified or otherwise identified to our satisfaction of the Declaration of Trust, ProLogis’ Amended and
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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW LLP
November 14, 2006

Restated Bylaws, as amended, resolutions of ProLogis’ Board of Trustees and such ProLogis records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of ProLogis. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, and assuming that the Notes are issued in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Notes constitute valid and legally binding obligations of ProLogis entitled to the benefits of the Indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein.
     We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of New York, the federal laws of the United States of America and the laws of the State of Maryland.

Sincerely,
/s/ MAYER, BROWN, ROWE & MAW LLP